AGREEMENT

THIS AGREEMENT (hereinafter the “Agreement”) is dated as of August 30, 2013, effective June 26, 2013 (hereinafter the “Effective Date”), by and between INCEPTION MINING INC. (OTCBB: IMII), a Nevada corporation with its principal place of business located at 5320 South 900 East, Suite 260, Murray, Utah 84107 (hereinafter “INCEPTION”); and CRAWFORD CATTLE COMPANY, a Nevada Limited Liability Company with its principal place of business located at 5195 East Kirkway Drive, Winnemucca, NV 89445 (hereinafter “CRAWFORD”).

RECITALS

A. CRAWFORD owns or is purchasing certain landholdings inclusive of the following general areas (Extended Ridge, Triad Section 13/1) in both Humboldt County and Elko County, NV and the specific parcels as follows:

T 39 N R41 E (Humboldt County):

South ½ Section 1 - 320 acres

South ½ Section 5 - 320 acres

Section 7 (All) - 640 acres

Section 9 (All) - 640 acres

Section 11 (All) - 640 acres

Section 13 (All) - 640 acres

Section 15 (All) - 640 acres

Section 21 (All) - 640 acres

Section 23 (All) - 640 acres

Section 25 (All) - 640 acres

Section 27 (All) - 640 acres

Section 29 (All) - 640 acres

Section 33 (All) - 640 acres

Section 35 (All) - 640 acres

T 39 N R42 E (Humboldt County):

West ½ Section 31 - 320 acres

NW ¼ Section 31 - 160 acres

Lot in NW ¼ of the SE ¼ Section 31 - 40 acres excepting a certain placer claim filed 600 ft by 1500 ft dimensions in the S ½ of Sw ¼ of Section 31 and recorded as a patented mining claim.

T 38 N R41 E (Humboldt County):

Section 1 (All) - 640 acres

Section 3 (All) - 640 acres

Section 9 (All) - 640 acres

Section 15 (All) - 640 acres

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Elko County Parcels:

004-060-001	401.57
004-070-001	240.00

004-160-001	599.15
004-200-001	267.66
004-210-001	880.00

Elko County Half Interest Parcels:

004-050-001	3,000.00
004-150-001	1,789.93

Total Acreage in Areas of Interest     16,183.34 Equivalent Acres    (approximately 25 square miles)

B. The parties hereto wish to provide a structure whereby they can develop and commercialize the certain mineral rights including, but not limited to, the right to extract gold, silver, [and other minerals], but excluding oil, gas and coal associated with lands owned and/or to be owned by Crawford as outlined above in Section A. (the “Mineral Rights”)

C. INCEPTION wishes to purchase Mineral Rights associated with the above identified parcels owned or to be owned by CRAWFORD, in accordance with the following terms and conditions.

AGREEMENT

1. Exclusive Rights of INCEPTION. For a period of three (3) months commencing on the date of the Agreement hereof (the “Initial Evaluation Period”) INCEPTION shall have the exclusive right to review CRAWFORD data and to conduct necessary due diligence (the “Due Diligence”). If INCEPTION determines, in its sole and exclusive discretion, that it requires additional time to complete the Due Diligence, it shall so notify CRAWFORD in writing at least thirty (30) days prior to the expiration of the Initial Evaluation Period, upon which event INCEPTION upon mutual agreement may be granted by Crawford an additional two (2) months (“Extended Evaluation Period”) in which to complete its Due Diligence. During the Initial Evaluation Period and the Extended Evaluation Period (if applicable), CRAWFORD shall not conduct any negotiations or discussions with any third parties regarding the above land holdings with regards to underlying mineral leases.

2. Purchase Price. INCEPTION agrees to purchase from CRAWFORD the Mineral Rights from up to 16,184 equivalent acres (the “Purchase”) for a total purchase price of $14,800,000 (the “Purchase Price”).

3. Closing. Closing of the Purchase shall occur the later of; (a) Crawford’s closing on the purchase of the stated properties, or (b) on or before the three (3) month anniversary of the date hereof or of any extension granted, unless a written notification of INCEPTION’s withdrawal of its commitment pursuant to this Agreement is received.

4. Form of Payment. Payment for the Purchase shall be made by INCEPTION to CRAWFORD by the issuance of 13,000,000 shares of INCEPTION Rule 144 restricted (six month hold period) common stock (the “Shares”) which purchase price per share of $1.12 is a 20% discount to the closing price of $1.40 on the Effective Date.

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Nothing shall limit or restrict CRAWFORD from hypothecating or utilizing the Shares as collateral and INCEPTION shall cooperate in assisting CRAWFORD in any such efforts of collateralization or hypothecation.

In the event that CRAWFORD is unable to collateralize and/or hypothecate the Shares, then CRAWFORD shall notify INCEPTION of the same in writing (the “Notice Date”) and Crawford shall elect one of the following options: (a) INCEPTION shall pay the Purchase Price to CRAWFORD in cash (the “Cash Purchase”) within ninety (90) days of the Notice Date and CRAWFORD shall simultaneously return the Shares to INCEPTION; or (b) INCEPTION shall within ninety (90) days of the Notice Date loan to Crawford the amount of $14,800,000 and shall receive the Shares as collateral for the loan. The interest rate of the loan shall be LIBOR plus 5% for a period no longer than 5 years.

5. Limitations of Liabilities. The parties hereto agree that all other liabilities are excluded and are not assumed by Inception, including but not limited to: (i) any liability with respect to any overtly threatened, pending, or undisclosed litigation, (ii) unfunded pension liabilities, (iii) income taxes payable by CRAWFORD or its members, (iv) other taxes payable by CRAWFORD or its members, (v) known and unknown tort liabilities, not attributed to INCEPTION, and (vi) undisclosed but known liabilities (the “Excluded Liabilities”).

6. Compliance with Laws by INCEPTION; Indemnification. INCEPTION’s operations and activities pursuant to this Agreement shall be conducted in compliance with all applicable Federal, State and local laws and regulations. All representations, warranties and covenants in this Agreement (including but not limited to those set forth in the Recitals above) will survive indefinitely in accordance with their terms. INCEPTION will indemnify CRAWFORD (and its approved successors and assigns) and hold them harmless from and against any loss which they may suffer, sustain or become subject to, through and after the date of the claim for indemnification as a result of, arising out of, in the nature of, caused by or relating to: (i) its breaches of representations and warranties; (ii) its breaches of covenants; (iii) taxes attributable to payments to CRAWFORD under this Agreement; (iv) any transaction expenses incurred by INCEPTION; (v) Excluded Liabilities; and (vi) any items of special indemnification as are mutually agreed in this Agreement. CRAWFORD will indemnify INCEPTION (and its successors, assigns and members) for and hold them harmless from and against any loss which they may suffer, sustain or become subject to, through and after the date of the claim for indemnification as a result of, arising out of, in the nature of, caused by or relating to (i) its breaches of representations and warranties; (ii) its breaches of covenants; (iii) gross, reckless or willful misconduct of CRAWFORD; (iv) negligence by CRAWFORD; (v) transaction expenses incurred by CRAWFORD; and (vi) the Assumed Liabilities.

7. No Guarantee of Commercialization and Sole Decision to Proceed; Reassignment to INCEPTION. This Agreement is not to be construed as a guarantee that the mineral rights can and will be developed and commercialized, but rather an outline of the contributions of each party and the efforts to be made towards that end goal of commercialization. It will only be upon the completion of substantial studies, the efforts of numerous entities to be consulted and the interpretation of all accumulated data, that this task will be successful. Thus, the decision to proceed with commercialization will be at the sole discretion of INCEPTION or its assigns.

8. Access. CRAWFORD shall grant INCEPTION or its assigns reasonable rights of access across the above and all other Crawford owned or controlled properties for necessary equipment for exploration and will grant INCEPTION or its assigns necessary rights of way and roadways as necessary to conduct resultant mining activities as may be determined by INCEPTION. INCEPTION recognizes that the surface ownership of specified land shall be retained by CRAWFORD and likewise agrees to minimize impact and access restriction to CRAWFORD for grazing and other agricultural purposes. INCEPTION shall pay Surface Damage fees to Crawford for any disturbances resulting in economic impact or suspended agricultural uses to Crawford. The parties shall cooperate together to minimize impact to each other. INCEPTION further agrees to provide copies of all mineral data and information related to the specified property and CRAWFORD agrees to maintain such information as confidential.

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9. Successors, Assigns and Funding. INCEPTION will be entertaining all possible avenues scenarios and opportunities, etc. leading to commercialization and funding, including possible mergers, joint ventures, public listings, etc. INCEPTION shall have the right to assign, convey or transfer any or all of its rights or obligations under this Agreement with the prior written consent of CRAWFORD which consent shall not be unreasonably withheld, subject to and on the condition that the proposed assignee shall be as financially capable as to perform its obligations under this Agreement. INCEPTION shall, at least thirty (30) days prior to the proposed assignment, provide CRAWFORD with all information reasonably requested by CRAWFORD regarding the proposed assignee.

10. Notification of Corporate Changes. INCEPTION will immediately notify CRAWFORD regarding: (i) any merger, consolidation, reorganization, recapitalization or similar transaction involving INCEPTION, (ii) any transfer of any material asset of INCEPTION other than in the ordinary course of business, or (iii) any transaction that may be inconsistent with or that is reasonably likely to have an adverse effect upon any of the transactions contemplated by this Agreement.

11. Public Disclosure. CRAWFORD will not make any public release of information regarding the matters contemplated herein, except: (i) such communications with employees, customers, suppliers, distributors, lenders, lessors, members, and other particular groups as may be required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated by this Agreement, or (ii) as required by law (iii) as approved by INCEPTION.

12. Legal Costs. INCEPTION and CRAWFORD each will be solely responsible for and bear all of its own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisers, incurred at any time in connection with maintaining their own operational entity unless so specifically agreed to be reimbursed by the other party.

13. Confidentiality. Except as may be required by law, INCEPTION agrees that it will not disclose or use and it will cause its officers, managers, employees, representatives, agents, and advisers not to disclose or use, any Confidential Information (as hereinafter defined) furnished, or to be furnished, by CRAWFORD to INCEPTION in connection herewith at any time or in any manner and will not use such information other than in connection with its evaluation of the transaction contemplated by this Agreement. For the purposes of this Section 13, “Confidential Information” means any non-public information contained in the CRAWFORD Data, information pertaining to the Water Rights, INCEPTION, or its business, operations, distributors, products, plans, strategies, manner of doing business or financial condition that is identified as such in writing to INCEPTION by CRAWFORD, or which a reasonable person would understand to be confidential. If the transaction is not consummated, INCEPTION will promptly return all documents, contracts, records, data and/or properties to CRAWFORD.

14. Default. If CRAWFORD at any time believes that INCEPTION has defaulted in any of its obligations under this Agreement, it shall so notify INCEPTION in writing, describing the nature of the default. If the default is in the payment of any amount due CRAWFORD, INCEPTION shall have ten (10) calendar days in which to cure that default. With respect to any other default, INCEPTION shall have thirty (30) days in which to cure the default. If INCEPTION fails to cure any such default within the applicable cure period, this Agreement shall terminate as of the end of that cure period, and INCEPTION shall have no further rights under this Agreement, but shall be obligated to fulfill all obligations that have accrued prior to such termination or that survive termination of this Agreement.

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15. Notices. Notices pursuant to this Agreement shall be effective only if in written form and transmitted either by United States certified mail, return receipt requested, or by Federal Express, to the following addresses:

If to INCEPTION:	INCEPTION MINING INC.
5320 South 900 East
Murray, UT 84107

If to CRAWFORD:	CRAWFORD CATTLE COMPANY
5195 East Kirkway Drive
Winnemucca, NV 89445

Any such notice shall be deemed effective upon receipt at the applicable address above.

16. Governing Law and Attorney Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without giving effect to any conflict of law principles. Should either party commence any legal action to enforce any term of this Agreement, the prevailing party in such action shall be entitled to an award for its reasonable attorney’s fees and cost of such action to be paid by the non-prevailing party.

17. Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, the other provisions of the Agreement shall remain in full force and effect.

18. Integration: This Agreement constitutes the entire agreement and understanding of the parties regarding the transaction and supersedes and replaces any other agreement, understanding or discussion regarding the subject matter hereof.

ACKNOWLEDGED AND AGREED TO:

INCEPTION MINING, INC.		CRAWFORD CATTLE COMPANY, LLC

By:	/s/ Michael Ahlin	By:	/s/ Eldon Crawford
Name:	Michael Ahlin	Name:	Eldon Crawford
Title:	CEO	Title:	CEO

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